Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2, to Registration Statements No. 333-82328 and No. 333-105756 on Form S-8 relating to the Stifel Financial Corp. 2001 Incentive Stock Plan, of our reports dated March 15, 2006, relating to the financial statements and financial statement schedule of Stifel Financial Corp. and to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K/A of Stifel Financial Corp. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
February 6, 2007